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                                                                    EXHIBIT 23.1










                              CONSENT OF KPMG, LLP



The Board of Directors
Sabratek Corporation:



We consent to incorporation by reference in this registration statement on Form S-3 of Sabratek Corporation of our report dated March 12, 1999, relating to the consolidated balance sheets of Sabratek Corporation as of December 31, 1998 and 1997 and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 Annual Report on Form 10-K of Sabratek Corporation and to the reference to our firm under the heading "Experts" in the Registration Statement.


                                         /s/ KPMG LLP
                                         ----------------
                                             KPMG LLP


Chicago, Illinois
July 15, 1999